Exhibit 4.1

NISOURCE INC.

TO

THE BANK OF NEW YORK MELLON

Trustee

Fourth Supplemental Indenture

Dated as of August 18, 2026

6.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

i

FOURTH SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of August 18, 2026, between NiSource Inc., a Delaware corporation (“NiSource” or the “Company”), and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”), under the Indenture dated as of May 16, 2024 between NiSource and the Trustee (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”).

WITNESSETH

WHEREAS, NiSource and the Trustee are parties to the Base Indenture providing for the issuance by NiSource of unsecured subordinated debentures, notes or other evidences of indebtedness to be issued in one or more series as determined by NiSource, in an unlimited principal amount which may be authenticated and delivered as provided in the Base Indenture.

WHEREAS, pursuant to Section 301 of the Base Indenture, NiSource desires to provide for the establishment of a new series of its junior subordinated notes to be known as the 6.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057 (the “Notes”), in an initial aggregate principal amount of $750,000,000, and pursuant to Section 201 of the Base Indenture, NiSource desires to establish the form of the Notes.

WHEREAS, NiSource has requested that the Trustee execute and deliver this Supplemental Indenture. All conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. Unless the context otherwise requires, capitalized terms used but not defined herein shall have the meaning set forth in the Base Indenture. As used in this Supplemental Indenture, terms defined in the Base Indenture or in the preamble or recitals hereto are used as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

The following additional terms are hereby established for the purposes of this Supplemental Indenture and shall have the meanings set forth in this Supplemental Indenture solely for the purposes of this Supplemental Indenture:

“business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“compound interest” has the meaning set forth in Section 5.1.

“calculation agent” means, at any time, the entity appointed by NiSource and serving as such agent with respect to the Notes at such time. Unless NiSource has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, NiSource will appoint a calculation agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if NiSource has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but NiSource does not redeem all of the outstanding Notes on such redemption date, NiSource will appoint a calculation agent for the Notes as promptly as practicable after such proposed redemption date. NiSource may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the Notes when so required). NiSource may appoint NiSource or an affiliate of NiSource as calculation agent.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive business days are so published on the applicable Reset Interest Determination Date, for such number of business days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.250% per annum, which is the same interest rate as in effect from and including the Original Issue Date to, but excluding, the First Reset Date.

“First Reset Date” has the meaning set forth in Section 2.4.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“interest payment date” has the meaning set forth in Section 2.4.

“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding April 15, 2027.

“Maturity Date” has the meaning set forth in Section 2.3.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Optional Deferral Period” has the meaning set forth in Section 5.1.

“Original Issue Date” means August 18, 2026.

“record date” has the meaning set forth in Section 2.4.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to this Supplemental Indenture.

“Reset Date” means the First Reset Date and April 15 of every fifth year after 2032.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for NiSource (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on August 13, 2026, in the case of any rating agency that published a rating for NiSource as of August 13, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for NiSource, in the case of any rating agency that first publishes a rating for NiSource after August 13, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“Rights Plan” has the meaning set forth in Section 5.1.

“Senior Indebtedness” has the meaning set forth in Section 3.1.

“Tax Credit Event” has occurred if, in NiSource’s reasonable determination, there exists a material risk, due to the Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that NiSource or any of its affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

“Tax Event” means that NiSource has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i)

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii)

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii)

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv)

a threatened challenge asserted in writing in connection with a tax audit of NiSource or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after August 13, 2026, there is more than an insubstantial risk that interest payable by NiSource on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by NiSource for United States federal income tax purposes.

ARTICLE 2

DESIGNATION OF THE NOTES

Section 2.1 Designation and Principal Amount.

(a) Pursuant to the terms hereof and Section 301 of the Base Indenture, NiSource hereby establishes a series of Securities designated as the “6.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057”, the principal amount of which to be issued shall be in accordance with Section 2.1(b) and the form and terms of which shall be as set forth hereinafter.

(b) The Notes shall be issued in an initial aggregate principal amount of $750,000,000. NiSource may, without the consent of the Holders, create and issue an unlimited amount of additional Notes ranking equally with the Notes in all respects and having the same terms (except for the price to public, the issue date and the initial interest accrual date and the first interest payment date, as applicable) as the Notes, so that such additional Notes shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the Notes authenticated and delivered on the date hereof. Such additional Notes will have the same CUSIP number as the Notes being authenticated on the date hereof, provided that such additional Notes must be part of the same issue as the Notes being authenticated on the date hereof for U.S. federal income tax purposes or, if they are not part of the same issue for such purposes, such additional Notes must be issued with a separate CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

Section 2.2 Form of the Notes. The Notes shall be issued in the form of one or more Global Securities substantially in the form attached in Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Trustee’s certificate of authentication for such Notes shall be substantially in the form required by Section 202 of the Base Indenture. The Notes shall bear the legend set forth in Exhibit A.

Section 2.3 Maturity Date of the Notes. The Notes will mature on April 15, 2057 (the “Maturity Date”), subject to earlier redemption at NiSource’s option as set forth in Article 6.

Section 2.4 Interest on the Notes. The Notes will bear interest (i) from and including the Original Issue Date to, but excluding, April 15, 2032 (the “First Reset Date”) at the rate of 6.250% per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.930%, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below 6.250% per annum. Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on April 15 and October 15 (each, an “interest payment date”) of each year, beginning on April 15, 2027, to Holders at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form or (ii) the 15th calendar day preceding such interest payment date (whether or not a business day) if any of the Notes do not remain in book-entry only form (each, a “record date”), subject to NiSource’s right to defer interest payments as described in Article 5 below. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify NiSource of the interest rate for the Reset Period and NiSource will promptly notify, or cause the calculation agent to promptly notify, in writing, the Trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at NiSource’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an interest payment date, redemption date, or Maturity Date falls on a day that is not a business day, payment will be made on the next succeeding business day with the same force and effect as if made on such payment date, with no additional interest accruing as a result of such postponed payment.

Section 2.5 Minimum Denominations. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.6 No Sinking Fund. No sinking fund is provided for the Notes. Article 12 of the Base Indenture is not applicable to the Notes.

Section 2.7 Paying Agent and Security Registrar. The Trustee is hereby appointed as initial Paying Agent and initial Security Registrar for the Notes. The Notes shall be payable by the Trustee.

Section 2.8 Other Terms of the Notes. The other terms of the Notes shall be as expressly set forth herein and in Exhibit A hereto.

ARTICLE 3

SUBORDINATION

The following subordination provisions for the Notes are established pursuant to Section 1501 of the Base Indenture and are in addition to the provisions of Article 15 of the Base Indenture, which shall apply to the Notes, except that Section 3.3 of this Supplemental Indenture replaces in its entirety Section 1504 of the Base Indenture and the definition of Senior Indebtedness included in Section 3.1 of this Supplemental Indenture replaces the definition of Senior Indebtedness in Section 101 of the Base Indenture.

Section 3.1 Notes Subordinated to Senior Indebtedness. NiSource covenants and agrees, and each Holder of the Notes, by his acceptance thereof, likewise covenants and agrees, that (a) the indebtedness represented by the Notes and the payment of the principal of and any premium or interest on each and all of the Notes of such series is subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness; and (b) Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness or extension or renewal of such Senior Indebtedness (other than any such amendment, modification or waiver that makes such Senior Indebtedness subordinated or equal in right of payment to the Notes).

With respect to the Notes, in the event (a) of any payment by, or distribution of assets of, NiSource of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of NiSource, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings, or (b) subject to the provisions of Section 3.2, that (i) a default shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness and such default shall have continued beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness (and the Trustee shall have received written notice thereof from NiSource or one or more holders of such Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), or (ii) the maturity of any such Senior Indebtedness shall have been accelerated because of a default in respect of such Senior Indebtedness (and the Trustee shall have received written notice thereof from NiSource or one or more holders of such Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), then:

(1) the holders of all such Senior Indebtedness shall first be entitled to receive, in the case of clause (a) above, payment of all amounts due or to become due upon all such Senior Indebtedness or, in the case of subclauses (i) and (ii) of clause (b) above, payment of all amounts due upon all such Senior Indebtedness, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive any payment on account of the principal of or any premium or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to Article Eleven or Article Twelve of this Base Indenture;

(2) so long as any of the events in clause (a) or subclauses (i) or (ii) of clause (b) above has occurred and is continuing, any payment by, or distribution of assets of, NiSource of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes would be entitled except for the provisions of this Article, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of NiSource being subordinated to the payment of the Notes, shall be paid or distributed, as the case may be, by the Person making such payment or distribution, whether a trustee in bankruptcy, receiver or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably according to aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment, in the case of clause (a) above, of all amounts due and to become due upon all such Senior Indebtedness, or, in the case of subclauses (i) and (ii) of clause (b) above, of all amounts due upon all such Senior Indebtedness, in each case remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Notes; and

(3) so long as any of the events in clause (a) or subclauses (i) or (ii) of clause (b) above has occurred and is continuing, in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, NiSource of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of NiSource being subordinated to the payment of the Notes, in respect of principal of or any premium or interest on any of the Notes or in connection with the repurchase by NiSource of any of the Notes, shall be received by the Trustee or the Holders of any of the Notes before, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) above, all amounts due upon all such Senior Indebtedness is paid in full (or provision is made for such payment), then such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of, in the case of clause (a) above, all amounts due and to become due upon all such Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) above, all amounts due upon all such Senior Indebtedness, in each case until all such amounts shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

For purposes of this Article 3, the words “cash, property or securities” shall not be deemed to include shares of stock of NiSource as reorganized or readjusted, or securities of NiSource or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article with respect to the Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) all such Senior Indebtedness is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of each such holder adversely affected thereby, altered by such reorganization or readjustment. The consolidation of NiSource with, or the merger of NiSource into, another Person or the liquidation or dissolution of NiSource following the conveyance or transfer of its properties and assets as an entirety, or substantially as an entirety, to any winding-up, liquidation or reorganization for the purposes of this Section if such other Person shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article Eight of the Base Indenture. Nothing in this Section 3.1 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Base Indenture.

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of NiSource, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by NiSource (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by NiSource; (ii) all finance lease obligations of NiSource; (iii) all obligations of NiSource issued or assumed as the deferred purchase price of property, all conditional sale obligations of NiSource and all obligations of NiSource under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of NiSource for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which NiSource is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

For the avoidance of doubt, Senior Indebtedness shall not include the Other Junior Subordinated Notes. “Other Junior Subordinated Notes” means NiSource’s existing 6.950% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054, 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 and 5.750% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056, each of which constitute separate series of NiSource’s subordinated indebtedness under the Base Indenture and were originally issued on May 16, 2024, September 9, 2024 and November 7, 2025, respectively, together with any additional unsecured indebtedness of any such series which may in the future be issued under the Base Indenture upon any re-opening of such series.

Section 3.2 Disputes with Holders of Certain Senior Indebtedness. Any failure of NiSource to make any payment of or on or perform any other obligation under any Senior Indebtedness, other than any Senior Indebtedness incurred by NiSource or assumed or guaranteed, directly or indirectly, by NiSource for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by NiSource in the instrument or instruments by which NiSource incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default with respect to such Senior Indebtedness under clause (b) of the second paragraph of Section 3.1 if (i) NiSource shall be disputing its obligation to make such payment or perform such obligation and (ii) either (A) no final judgment relating to such dispute shall have been issued against NiSource which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, or (B) in the event of a judgment that is subject to further review or appeal has been issued, NiSource shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

Section 3.3 Subrogation. Subject to the payment in full, in the case of clause (a) of the second paragraph of Section 3.1, of all amounts due and to become due on all Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) of the second paragraph of Section 3.1, of all amounts due on all such Senior Indebtedness, as the case may be, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of NiSource which are subordinated in right of payment to Senior Indebtedness of NiSource to the same extent as the Notes are subordinated, or which by their express terms rank equally in right of payment with the Notes with regard to Senior Indebtedness, and which in each case are entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of NiSource applicable to such Senior Indebtedness. Such subrogation shall continue until all amounts owing on the Notes shall be paid in full, and as between NiSource, its creditors other than holders of such Senior Indebtedness and the Holders of the Notes, no such payment or distribution made to the holders of such Senior Indebtedness by virtue of this Article that otherwise would have been made to the Holders of the Notes shall be deemed to be a payment by NiSource on account of such Senior Indebtedness. The provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand.

Section 3.4 Obligation of NiSource Unconditional. Nothing contained in this Article or elsewhere in this Supplemental Indenture or in the Notes is intended to or shall impair, as among NiSource, its creditors other than the holders of Senior Indebtedness and the Holders of the Notes, the obligation of NiSource, which is absolute and unconditional, to pay to such Holders the principal of and any premium and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of such Holders and the creditors of NiSource other than the holders of such Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder of the Notes from exercising all remedies otherwise permitted by the Indenture or applicable law upon default under this Supplemental Indenture, subject to the rights, if any, under this Article of the holders of such Senior Indebtedness in respect of cash, property or securities of NiSource received by the Trustee or the holders of the Notes upon the exercise of any such remedy and the rights of the holders of such Senior Indebtedness to enforce the provisions of subparagraph (3) of the second paragraph of Section 3.1 against the Trustee and the Holders of the Notes.

Upon payment or distribution of assets of NiSource referred to in this Article, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding-up, liquidation or reorganization proceeding affecting the affairs of NiSource is pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of NiSource, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing itself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and, if such evidence is not furnished, the Trustee may defer payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 3.5 Payments on the Notes Permitted. Nothing contained in this Article or elsewhere in this Supplemental Indenture or in the Notes shall affect the obligations of NiSource to make, or prevent NiSource from making, payment of the principal of or any premium or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article.

Section 3.6 Effectuation of Subordination by Trustee. Each Holder of the Notes, by his acceptance thereof, authorizes and directs the Trustee in his, her or its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints the Trustee his, her or its attorney-in-fact, as the case may be, for any and all such purposes.

Section 3.7 Rights of Holders of Senior Indebtedness Not Impaired. No right of any present or future holder of any Senior Indebtedness shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of NiSource or by any noncompliance by NiSource with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of the Indenture; (ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Indenture; (iii) no implied covenants or obligations shall be read into the Indenture against the Trustee; and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders of Senior Indebtedness.

ARTICLE 4

REMEDIES

Section 4.1 Events of Default. The Events of Default specified in clauses (3) and (5) of Section 501 of the Base Indenture shall not apply to the Notes.

Section 4.2 Acceleration of Maturity. Notwithstanding the provisions of Section 502 of the Base Indenture, neither the Trustee nor the Holders of the Notes shall be entitled to declare the principal of or accrued and unpaid interest on the Notes to be immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in clause (4) of Section 501 of the Base Indenture, and any notice of declaration of acceleration based on such an Event of Default shall be null and void with respect to the Notes; provided that, notwithstanding the foregoing, so long as an Event of Default specified in clause (4) of Section 501 of the Base Indenture with respect to the Notes shall have occurred and shall be continuing, the Trustee and the Holders of the Notes may exercise the other rights and remedies available under the Indenture in connection with such Event of Default, as well as such other rights and remedies as may be available under applicable law or otherwise.

ARTICLE 5

OPTION TO DEFER INTEREST AND COVENANTS

Section 5.1 Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, NiSource may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods, NiSource may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the Notes. NiSource may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, NiSource may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, NiSource may not begin a new Optional Deferral Period unless NiSource has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

Section 5.2 Covenants. During any Optional Deferral Period, NiSource will not do any of the following:

(i)	declare or pay any dividends or distributions on any Capital Stock of NiSource;

(ii)	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of NiSource;

(iii)	pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of NiSource that ranks equally with or junior to the Notes in right of payment; or

(iv)	make any payments with respect to any guarantees by NiSource of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment;

provided, however, during an Optional Deferral Period, NiSource may (a) declare and pay dividends or distributions payable solely in shares of NiSource common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of NiSource common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by NiSource to all holders of NiSource common stock of rights entitling them to subscribe for or purchase common stock or any class or series of NiSource preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of NiSource common stock, (c) issue any shares of NiSource Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify NiSource Capital Stock or exchange or convert one class or series of NiSource Capital Stock for another class or series of NiSource Capital Stock, (e) purchase fractional interests in shares of NiSource Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of NiSource common stock related to the issuance of NiSource common stock or rights under any dividend reinvestment plan or related to any of NiSource benefit plans for NiSource directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of NiSource into other Capital Stock of NiSource in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

Section 5.3 Notice of Deferral. NiSource will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which NiSource is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding interest payment date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

ARTICLE 6

OPTIONAL REDEMPTION BY NISOURCE

Section 6.1 Optional Redemption. NiSource may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, (subject to the provisions set forth in Section 6.5 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

Section 6.2 Redemption Following a Tax Event. NiSource may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, (subject to the provisions set forth in Section 6.5 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Section 6.3 Redemption Following a Rating Agency Event. NiSource may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, (subject to the provisions set forth in Section 6.5 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Section 6.4 Redemption Following a Tax Credit Event. If a Tax Credit Event occurs, NiSource may at its option redeem the Notes, in whole but not in part, at a redemption price in cash equal to 101% of the principal amount of the Notes, plus, (subject to the provisions set forth in Section 6.5 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Notice of any redemption of the Notes upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the Notes were issued and (b) six months after the date of issuance of the Notes and (ii) shall be accompanied by a certificate from an officer of the Company stating that a Tax Credit Event has occurred.

Section 6.5 Payments of Interest. Notwithstanding any statement in Article 6 to the contrary, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the Holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Section 6.6 Securities Called for Redemption. Section 1106 of the Base Indenture is replaced in its entirety as follows:

“Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in Section 6.5 of this Supplemental Indenture, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in Section 6.7 of this Supplemental Indenture and (b) such redemption shall have been canceled in accordance with the provisions of Section 6.7 of this Supplemental Indenture because such condition shall not have been satisfied. If only part of a note is redeemed, the Trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption. If the Company elects to redeem all or a portion of the Notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.”

Section 6.7 Notice of Redemption. The following paragraph is appended as the last paragraph of Section 1104 of the Base Indenture:

“If, at the time a notice of redemption is given, (i) the Company has not effected satisfaction and discharge of the Notes pursuant to Article Four of the Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Company shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Company will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Company will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.”

Section 6.8 Deposit of Redemption Price. Section 1105 of the Base Indenture is deleted in its entirety and does not apply to the Notes.

ARTICLE 7

OTHER AMENDMENTS

Section 7.1 Restrictions on Liens. Section 1008 of the Base Indenture will not apply to the Notes.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Execution and Delivery. This Supplemental Indenture shall be effective upon execution by the parties hereto.

Section 8.2 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 8.3 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 8.4 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONTRARY CONFLICT OF LAWS OR CHOICE OF LAW PROVISIONS OF THE LAW OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

Section 8.5 Waiver of Jury Trial. EACH OF NISOURCE AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.6 Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 8.7 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.8 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by NiSource.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

NISOURCE INC.

By:	/s/ Tchapo Napoe
Name: Tchapo Napoe
Title: Vice President, Treasurer and Corporate Finance

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Kiara Arnold
Name: Kiara Arnold
Title: Agent

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF 6.250% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES

DUE 2057

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO NISOURCE INC. OR ITS AGENT OR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.: [ ]	$[ ]

CUSIP No.: 65473P BC8

ISIN No.: US65473PBC86

6.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

NiSource Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay to [ ], or registered assigns, the principal sum of [ ] Dollars ($[ ]) on April 15, 2057 (the “Maturity Date”), and to pay interest thereon (i) from and including the August 18, 2026 (the “Original Issue Date”) to, but excluding, April 15, 2032 (the “First Reset Date”) at the rate of 6.250% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined on the reverse hereof) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined on the reverse hereof) as of the most recent Reset Interest Determination Date (as defined on the reverse hereof) plus a spread of 1.930%, to be reset on each Reset Date (as defined on the reverse hereof); provided that the interest rate during any Reset Period will not reset below 6.250% per annum.

Interest Payment Dates: April 15 and October 15, beginning April 15, 2027, subject to the Company’s right to defer interest payments pursuant to the provisions set forth below.

Record Dates: (i) if all of the Notes are in book-entry form represented by one or more Global Securities, the Business Day immediately preceding the applicable Interest Payment Date and (ii) if any of the Notes are not in book-entry form represented by one or more Global Securities, the 15th calendar day preceding such Interest Payment Date (whether or not a Business Day) (each such date in clauses (i) and (ii), a “Regular Record Date”).

Additional provisions of this Note are set forth on the reverse of this Note.

Dated:

NISOURCE INC.

By:
Name: Tchapo Napoe
Title: Vice President, Treasurer and Corporate Finance

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series referred to

in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, as
Trustee

By:
Authorized Officer

[Reverse of Note]

6.250% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

1. Interest

Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on April 15 and October 15 (each, an “Interest Payment Date”) of each year, beginning on April 15, 2027, to Holders at the close of business on the Regular Record Date for the applicable Interest Payment Date, subject to the Company’s right to defer interest payments pursuant to the provisions set forth below.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the Calculation Agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with following provisions:

As provided above, the applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the Calculation Agent to promptly notify, in writing, the Trustee and each Paying Agent of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an Interest Payment Date, redemption date, or Maturity Date falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if made on such payment date.

“Business Day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. Unless the Company has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Company will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Company does not redeem all of the outstanding Notes on such redemption date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed redemption date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Notes when so required). The Company may appoint itself or an affiliate of the Company as Calculation Agent.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive Business Days are so published on the applicable Reset Interest Determination Date, for such number of Business Days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.250% per annum, which is the same interest rate as in effect from and including the Original Issue Date to, but excluding, the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding April 15, 2027.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to the Indenture.

“Reset Date” means the First Reset Date and April 15 of every fifth year after 2032.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

2. Optional Interest Deferral

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as it relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, the Company will not do any of the following:

(i)	declare or pay any dividends or distributions on any Capital Stock of the Company;

(ii)	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(iii)	pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes in right of payment; or

(iv)	make any payments with respect to any guarantees by the Company of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment;

provided; however, during an Optional Deferral Period, the Company may (a) declare and pay dividends or distributions payable solely in shares of the Company’s common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company’s common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company to all holders of the Company’s common stock of rights entitling them to subscribe for or purchase common stock or any class or series of the Company’s preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company’s common stock, (c) issue any of shares of the Company’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company’s Capital Stock or exchange or convert one class or series of the Company’s Capital Stock for another class or series of the Company’s Capital Stock, (e) purchase fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company’s common stock related to the issuance of the Company’s common stock or rights under any dividend reinvestment plan or related to any of the Company’s benefit plans for the Company’s directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of the Company into other Capital Stock of the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

The Company will give the Holders of the Notes and the Trustee notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

3. Subordination

The indebtedness represented by the Notes and the payment of the principal of and any premium or interest on each and all of the Notes of such series is subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), to the extent set forth in the Indenture. Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness or extension or renewal of such Senior Indebtedness (other than any such amendment, modification or waiver that makes such Senior Indebtedness subordinated or equal in right of payment to the Notes).

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of the Company, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Company (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into the Company; (ii) all finance lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Company for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

For the avoidance of doubt, Senior Indebtedness shall not include the Other Junior Subordinated Notes. “Other Junior Subordinated Notes” means the Company’s existing 6.950% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054, 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 and 5.750% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056, each of which constitute a separate series of the Company’s subordinated indebtedness under the Base Indenture (defined below) and were originally issued on May 16, 2024, September 9, 2024 and November 7, 2025, respectively, together with any additional unsecured indebtedness of either series which may in the future be issued under the Base Indenture upon any re-opening of such series.

4. Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date next preceding each Interest Payment Date even if Notes are canceled after the Regular Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC, as Depositary.

5. Paying Agent and Security Registrar

Initially, the Trustee will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent or Security Registrar without notice to the Holders. The Company may act as Paying Agent or Security Registrar.

6. Indenture

The Company issued the Notes under an Indenture dated as of May 16, 2024 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”), as supplemented by a Fourth Supplemental Indenture dated as of August 18, 2026 (the “Supplemental Indenture”), by and between the Company and the Trustee (the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. sections 77aaa-77bbbb) as in effect on the date of the Supplemental Indenture (the “Act”). Capitalized terms used herein and defined in the Indenture but not defined herein have the respective meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes issued on the Original Issue Date will be treated as a single class for all purposes under the Indenture.

7. Optional Redemption

The Company may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv) a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after August 13, 2026, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

The Company may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to, but excluding, the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on August 13, 2026, in the case of any rating agency that published a rating for the Company as of August 13, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after August 13, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

The Trustee shall have no duty to calculate the redemption price.

If a Tax Credit Event occurs, the Company will have the right to redeem the Notes, at its option, in whole but not in part, at a redemption price in cash equal to 101% of the principal amount of the Notes being redeemed, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest thereon to, but excluding, the redemption date.

Notice of any redemption of the Notes upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the Notes were issued and (b) six months after the date of issuance of the Notes and (ii) shall be accompanied by a certificate from an officer of the Company stating that a Tax Credit Event has occurred.

The consummation of a redemption of the Notes upon a Tax Credit Event may be subject to the Paying Agent’s receipt of the required redemption moneys on or before the redemption date (and in such case no redemption shall occur unless such moneys have been received by the Paying Agent on or before such date).

“Tax Credit Event” has occurred if, in the Company’s reasonable determination, there exists a material risk, due to the Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company or any of its affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

8. Notice of Redemption

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed in accordance with Section 106 of the Indenture. In the case of a partial redemption, selection of the Notes for redemption will be made by lot or by such other customary method prescribed by the depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the original

Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary, which may be on a pro rata pass-through distribution of principal basis. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If, at the time a notice of redemption is given, (i) the Company has not effected satisfaction and discharge of the Notes pursuant to Article Four of the Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Company shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Company will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Company will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.

9. Additional Notes

The Company may, without the consent of the Holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same terms (except for the price to public, the issue date and the initial interest accrual date and the first Interest Payment Date, as applicable), so that such additional Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes will have the same CUSIP number as the Notes being authenticated on the date hereof, provided that such additional Notes are part of the same issue as the Notes being authenticated on the date hereof for U.S. federal income tax purposes. If such additional Notes are not part of the same issue for U.S. federal income tax purposes, such additional Notes must be issued with a separate CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

10. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Security Registrar need not register the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period of fifteen (15) Business Days before a selection of Notes to be redeemed.

11. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or the Paying Agent for payment.

13. Satisfaction and Discharge

Under the Indenture, the Company can terminate its obligations with respect to the Notes not previously delivered to the Trustee for cancellation when those Notes have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving notice of redemption. The Company may terminate its obligations with respect to the Notes by depositing with the Trustee, as funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the Notes. In that case, the Indenture will cease to be of further effect and the Company’s obligations will be satisfied and discharged with respect to the Notes (except as to the Company’s obligations to pay all other amounts due under the Indenture and to provide certain Officers’ Certificates and Opinions of Counsel to the Trustee). At the expense of the Company, the Trustee will execute proper instruments acknowledging the satisfaction and discharge.

14. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended with the written consent of the Holders of a majority in principal amount of the then Outstanding Securities of each series affected by such amendment, (ii) the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the Outstanding Notes and (iii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee shall be entitled to amend the Indenture to, among other things, cure any ambiguity, defect or inconsistency, or to evidence the succession of another Person as obligor under the Indenture, or to add to the Company’s covenants or to surrender any right or power conferred on the Company under the Indenture, or to add events of default, or to secure the Notes, or to evidence or provide for the acceptance or appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one trustee, or to conform the Indenture to any amendment of the Act.

15. Defaults and Remedies

Under the Indenture, Events of Default include: (i) a default by the Company in the payment of any interest upon any Note and the continuance of such default for 60 days; (ii) a default by the Company in the payment of principal of or any premium on any Note when due at Maturity, on redemption, by declaration or otherwise, and the continuance of such default for three (3) Business Days; (iii) a default by the Company in the performance of or breach of any covenant or warranty in the Indenture and continuance of such default for 90 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 33% in principal amount of the Outstanding Notes; or (iv) certain events of bankruptcy, insolvency or reorganization involving the Company. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 33% in principal amount of the Outstanding Notes may declare all the Notes to be due and payable immediately.

Neither the Trustee nor the Holders of the Notes shall be entitled to declare the principal of or accrued and unpaid interest on the Notes to be immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in clause (4) of Section 501 of the Base Indenture, and any notice of declaration of acceleration based on such an Event of Default shall be null and void with respect to the Notes; provided that, notwithstanding the foregoing, so long as an Event of Default specified in clause (4) of Section 501 of the Base Indenture with respect to the Notes shall have occurred and shall be continuing, the Trustee and the Holders of the Notes may exercise the other rights and remedies available under the Indenture in connection with such Event of Default, as well as such other rights and remedies as may be available under applicable law or otherwise.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

16. Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) signs the certificate of authentication on the other side of this Note in accordance with requirements set forth in the Indenture and the Officers’ Certificate.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the applicable CUSIP number to be printed on the Notes and has directed the Trustee to use such CUSIP number in any notice of redemption as a convenience to the Holders. To the extent such number has been issued, the Company has caused the applicable ISIN number to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONTRARY CONFLICT OF LAWS OR CHOICE OF LAWS PROVISIONS OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Attention: Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below: I or

we assign and transfer this Note to

(Print or type assignee’s name, address and zip

code) (Insert assignee’s soc. Sec. or tax I.D. No.)

and irrevocably appoint ________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ________	Your Signature:

Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

Signature must be guaranteed		Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.